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Exhibit 11.0

                       ADVANCED MARKETING SERVICES, INC.

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           (UNAUDITED - AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                           ---------------------------   ---------------------------
                                                           DECEMBER 27,   DECEMBER 28,   DECEMBER 27,   DECEMBER 28,
                                                               1997           1996           1997           1996
                                                              ------         ------         ------         ------
Net Income                                                    $4,563         $2,866         $7,871         $5,792
                                                              ------         ------         ------         ------
                                                              ------         ------         ------         ------

Weighted Average Common and Common Share Equivalents:

Weighted Average Common Shares Outstanding                     5,577          5,481          5,546          5,473

Weighted Average Common Share
   Equivalents-Dilutive Stock Options:

          Primary                                                152            211            130            251
                                                              ------         ------         ------         ------
          Fully Diluted                                          152            216            153            251
                                                              ------         ------         ------         ------

Total Weighted Average Common and
   Common Equivalent Shares:

          Primary                                              5,729          5,692          5,676          5,724
                                                              ------         ------         ------         ------
                                                              ------         ------         ------         ------
          Fully Diluted                                        5,729          5,697          5,699          5,724
                                                              ------         ------         ------         ------
                                                              ------         ------         ------         ------

Net Income Per Common and Common Share Equivalent:

          Primary                                             $  .80         $  .50        $  1.39        $  1.01
                                                              ------         ------         ------         ------
                                                              ------         ------         ------         ------
          Fully Diluted                                       $  .80         $  .50        $  1.38        $  1.01
                                                              ------         ------         ------         ------
                                                              ------         ------         ------         ------

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COMMON SHARE EQUIVALENTS (FOR AMS OUTSTANDING STOCK OPTIONS) ARE EXCLUDED FROM
EARNINGS PER SHARE CALCULATIONS WHEN ANTIDILUTIVE.